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                                                             EXHIBIT 99(a)(10)

              KALMIA INVESTORS, LLC EXTENDS AND SUPPLEMENTS OFFER
                         TO PURCHASE UNITS OF LIMITED
           PARTNERSHIP INTERESTS OF WESTIN HOTELS LIMITED PARTNERSHIP


     San Diego, California (March 23, 1999). Kalmia Investors, LLC ("Purchaser") has announced that its offer to purchase for cash up to 4,900 Units of Limited Partnership Interests ("Units") of Westin Hotels Limited Partnership (the "Partnership") at $1,000 per Unit upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase as amended by Supplement No. 1 and in the related Agreement of Sale has been extended and is now scheduled to expire at 12 o'clock midnight, Eastern time on April 6, 1999. As of the close of business on March 17, 1999, 2.021 Units (1.49%) have been tendered to Kalmia Investors, LLC and not withdrawn. Except as amended by Supplement No. 1, all of the other terms and conditions of the Offer remain in full force and effect. For further information, including copies of the Offer to Purchase and Supplement No. 1 and related Agreement of Sale, please contact Arlen Capital, LLC at (800) 891-4105; 1650 Hotel Circle North, Suite 200, San Diego, California 92108.